ARTICLE TWO CAPITAL STOCK.

The number of shares of stock the corporation is authorized to issue is:

1.

100,000,000 shares of common stock, par value $0.001; and

2.

100,000,000,000 shares of preferred stock. Pursuant to §48-16-102 of the Tennessee Business Corporation Act, the board of directors may determine, in whole or part, without shareholder action,  the preferences, limitations, and relative rights (within the limits set forth in §48-16-101 of the Tennessee Business Corporation Act) of: (i) any class of preferred shares before the issuance of any shares of that class; or (ii) One (1) or more series within a class of preferred shares before the issuance of any shares of that series, by delivering  to the secretary of state for filing articles of amendment, which shall be  effective without shareholder action.

3.

Of these shares of Preferred Stock, 10,000,000,000 shares shall have the following preferences, limitations and relative rights:

Designation:

Series A Preferred Stock.

Stated value:

$10 per share.

Voting rights:

The holders of Series A shares are not entitled to any voting rights.

Conversion:

Series A shares may not be converted into common or any other shares of the corporation.

Liquidation rights:

The Series A shares rank prior to common stock and prior to any class or series of capital stock of the corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series A shares.

In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and before any distribution shall be made to the holders of any shares of any junior security of the corporation, the holders of Series A shares then outstanding shall be entitled to be paid out of corporation assets available for distribution to its stockholders an amount per share equal to the Stated Value of the Series A shares plus the aggregate amount of accumulated but unpaid dividends on each share of Series A shares.

If, upon a liquidation event, the assets of the corporation, or proceeds thereof, to be distributed among the holders of the Series A shares are insufficient to permit payment in full to such holders of the aggregate amount that they are entitled to be paid by their terms, then the entire assets, or proceeds thereof, available to be distributed to the corporation’s stockholders shall be distributed to the holders of the Series A shares ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Prior to the liquidation event, the corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A shares but only to the extent of funds of the corporation legally available for the payment of dividends.  A consolidation or merger of the corporation with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall not constitute or be deemed a liquidation event.

Preferred Dividends:

Each holder of the Series A shares shall be entitled to receive on each Series A share held a quarterly cash dividend at the rate of $.85 per annum, which shall be cumulative, accrue daily from the date of issuance and be due and payable on the last day of each fiscal quarter. Such dividends shall accrue whether or not declared and the accumulation of unpaid dividends shall bear interest at a rate of 8.5% per annum. If a dividend date is not a business day, then the dividend shall be due and payable on the business day immediately following.

Dividends shall be payable to holders of record, as they appear on the stock books of the corporation on such record dates that are twenty (20) days preceding the payment dates of such dividends.  If the dividend on the Series A shares shall not have been paid or set apart in full for the Series A shares when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of the common stock or any other junior security.